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                                                           EXHIBIT 99.18

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 9, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Gleacher NatWest Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Duty Free International, Inc.
at
$24 Net Per Share
by
W&G Acquisition Corporation
a wholly owned subsidiary of
BAA plc
W&G Acquisition Corporation, a Maryland corporation (the "Purchaser") and a wholly owned subsidiary of BAA plc, a corporation organized under the laws of England ("Parent"), is offering to purchase all outstanding shares of the common stock, par value $.01 per share (the "Shares"), of Duty Free International, Inc., a Maryland corporation (the "Company"), at $24 per Share net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger described below.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A NUMBER OF SHARES OF THE COMPANY WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE PURCHASER ESTIMATES THAT APPROXIMATELY 14,748,155 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) TO SATISFY THE MINIMUM CONDITION.

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The Offer is being made pursuant to a Merger Agreement dated as of July 2,
1997 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, the Purchaser has agreed to make the Offer and purchase all Shares validly tendered and not withdrawn following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Offer. After the completion of the Offer, the Purchaser and the Company will merge (the "Merger") and each Share then outstanding (other than Shares held by the Parent, the Purchaser, the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company, and Shares with respect to which dissenter's rights under the Maryland General Corporation Law, as amended (the "MGCL") are properly exercised) will be converted upon effectiveness of the Merger (the "Effective Time") into the right to receive $24 in cash, without any interest. Following the consummation of the Merger, the surviving corporation will be a wholly owned subsidiary of the Parent.
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
Simultaneously with entering into the Merger Agreement, the Parent entered into a Shareholders Agreement (the "Shareholder's Agreement") with certain shareholders of the Company (the "Tendering Shareholders"). Pursuant to the Shareholder's Agreement, each Tendering Shareholder has agreed to tender (and not withdraw) pursuant to the Offer and before the Expiration Date all of the Shares owned of record or beneficially by such Tendering Shareholder on the date of the Shareholder's Agreement, together with any Shares acquired by any such Tendering Shareholder prior to the termination of the Shareholder's Agreement. As of the date hereof, the Tendering Shareholders beneficially own 8,626,073 Shares or approximately 32% of all outstanding Shares.
In connection with the Merger Agreement, the Parent and the Company have entered into a stock option agreement, dated as of July 2, 1997 (the "Option Agreement"), pursuant to which the Company has granted to the Parent an irrevocable option (the "Option") to purchase up to 5,434,367 newly issued Shares (the "Option Shares"), upon the terms and subject to the conditions of the Option Agreement, at a price of $24.00 per Option Share. The Option is exercisable upon the occurrence of certain events.
The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied prior to the time of payment for any Shares, the Purchaser may (i) terminate the Offer and return all tendered shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii)

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waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn, or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions of the Offer.
For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when the Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering shareholders. The Purchaser will not, under any circumstances, pay interest on the purchase price, regardless of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.
The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open (but subject to the terms and conditions of the Merger Agreement) by giving oral or written notice of such extension to the Depositary. Any such extension will be followed, as soon as practicable, by public announcement thereof, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date.
Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment, may also be withdrawn after September 6, 1997. If the Purchaser is delayed in its acceptance or purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except as described in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) in which such certificate(s) is (are) registered, if different from the name of the person tendering

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such Shares. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (each being referred to herein as an "Eligible Institution"). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Offer to Purchase, the notice of withdrawal must specify the name and account number(s) of the account(s) at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.
The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:
[MacKenzie Logo]
156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (call collect)
or
Call Toll-Free (800) 322-2885
The Dealer Manager for the Offer is:

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Gleacher NatWest Inc.
660 Madison Avenue
New York, New York 10021
(212) 418-4209 (call collect)
July 9, 1997


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